UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 25, 2014

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	000-22025	94-3096597
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan	48105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (734) 418-4400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2014, Aastrom Biosciences, Inc. (the “Company”) entered into employment agreements with each of Dr. Ross Tubo, as the Company’s Chief Scientific Officer, and Dr. David Recker, as the Company’s Chief Medical Officer.

Dr. Tubo’s Employment Terms

Dr. Tubo was appointed as the Chief Scientific Officer of the Company as of April 1, 2014.

Pursuant to the employment agreement between the Company and Dr. Tubo, signed on September 25, 2014 (the “Tubo Employment Agreement”), Dr. Tubo will receive an initial annual base salary of $295,000 and his base salary will be reviewed annually by the Company.  Under the Tubo Employment Agreement, Dr. Tubo will also be eligible to receive cash incentive compensation as determined by the Company.  Dr. Tubo’s target annual incentive compensation will be 35% of his then-current base salary.  Dr. Tubo will also participate in the Company’s 2009 stock option plan whereby the Board of Directors may grant options to purchase the Company’s Common Stock from time to time.  Dr. Tubo is also entitled to participation in the Company-sponsored group health, dental and vision programs, as those plans may be amended from time to time.

In the event of termination of employment by the Company without Cause or by Dr. Tubo for Good Reason (as such terms are defined in the Tubo Employment Agreement), and subject to Dr. Tubo each signing and not revoking a separation agreement that includes a general release of claims, the Company will pay Dr. Tubo an amount equal to six months of his then-current base salary in six substantially equal monthly installments. Subject to the co-payment of premiums at the active employee’s rate, Dr. Tubo would also be entitled to continued participation in the Company-sponsored group health, dental and vision programs for six months following the date of termination.

In addition, during his employment and after termination of the Tubo Employment Agreement, Dr. Tubo has agreed to keep the Company’s confidential information in confidence and trust and has agreed not to use or disclose such confidential information without the Company’s written consent except as necessary in the ordinary course of performing his duties to the Company. During the terms of the Tubo Employment Agreement and for a period of six months thereafter, Dr. Tubo has also agreed not to compete with the Company and not to solicit employees, customers or suppliers of the Company.

The Tubo Employment Agreement contains other customary terms and conditions. The foregoing description of the Tubo Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Tubo Employment Agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Dr. Recker’s Employment Terms

Dr. Recker was appointed as the Chief Medical Officer of the Company as of April 1, 2014.

Pursuant to the employment agreement between the Company and Dr. Recker, signed September 25, 2014 (the “Recker Employment Agreement”), Dr. Recker will receive an initial annual base salary of $265,000 and his base salary will be reviewed annually by the Company.  Under the Recker Employment Agreement, Dr. Recker will also be eligible to receive cash incentive compensation as determined by the Company.  Dr. Recker’s target annual incentive compensation will be 35% of his then-current base salary.  Dr. Recker will also participate in the Company’s 2009 stock option plan whereby the Board of Directors may grant options to purchase the Company’s Common Stock from time to time.  Dr. Recker is also entitled to participation in the Company-sponsored group health, dental and vision programs, as those plans may be amended from time to time.

In the event of termination of employment by the Company without Cause or by Dr. Recker for Good Reason (as such terms are defined in the Recker Employment Agreement), and subject to Dr. Recker each signing and not revoking a separation agreement that includes a general release of claims, the Company will pay Dr. Recker an amount equal to six months of his then-current base salary in six substantially equal monthly installments. Subject to the co-payment of premiums at the active employee’s rate, Dr. Recker would also be entitled to continued participation in the Company-sponsored group health, dental and vision programs for six months following the date of termination.

In addition, during his employment and after termination of the Recker Employment Agreement, Dr. Recker has agreed to keep the Company’s confidential information in confidence and trust and has agreed not to use or disclose such confidential information without the Company’s written consent except as necessary in the ordinary course of performing his duties to the Company. During the terms of the Recker Employment Agreement and for a period of six months thereafter, Dr. Recker has also agreed not to compete with the Company and not to solicit employees, customers or suppliers of the Company.

The Recker Employment Agreement contains other customary terms and conditions. The foregoing description of the Recker Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Recker Employment Agreement which is attached as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Employment Agreement with Ross Tubo, dated September 25, 2014.

10.2	Employment Agreement with David Recker, dated September 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.

Date: October 1, 2014	By:	/s/ Gerard Michel
		Name:	Gerard Michel
		Title:	Chief Financial Officer, and Vice President, Corporate Development